EXHIBIT 16.1

São Paulo, July 22, 2020.
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:

We were previously principal accountants for Gol Linhas Aéreas Inteligentes S.A. (the Company) and, under the date of June 29, 2020, we reported on the consolidated financial statements of Gol Linhas Aéreas Inteligentes S.A. as of and for the year ended December 31, 2019, and the effectiveness of internal control over financial reporting as of December 31, 2019. On July 6, 2020, we were dismissed.

We have read Gol Linhas Aéreas Inteligentes S.A. statements included under Item 4.01 of its Form 6-K dated July 22, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change in principal accountants was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with any of the Company’s statements under the section of the Form 6-K entitled Engagement of Independent Registered Public Accounting Firm.

Very truly yours, /s/ KPMG Auditores Independentes KPMG Auditores Independentes